Exhibit 99(b)


                         Independent Accountants' Report
                         -------------------------------

The Board of Directors
Household Finance Corporation:

We have examined management's assertion that the servicing of consumer automobile finance receivables owned by Household Automotive Trust 2002-2 has been conducted by Household Finance Corporation, as Master Servicer, in compliance with the terms and conditions as set forth in Articles IV and V of the Master Sale and Servicing Agreement dated August 8, 2002 (the Agreement), as supplemented, for the period of August 8, 2002 to December 31, 2002. Household Finance Corporation's management is responsible for the assertion. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence supporting that the servicing of receivables has been conducted in compliance with the terms and conditions as set forth in Articles IV and V of the Agreement, as supplemented, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, management's assertion that the servicing of the receivables has been conducted by Household Finance Corporation, as Master Servicer, in compliance with the terms and conditions as set forth in Articles IV and V of the Master Sale and Servicing Agreement dated August 8, 2002, as supplemented, for the period of August 8, 2002 to December 31, 2002 is fairly stated, in all material respects.


                                       /s/ KPMG LLP
                                       KPMG LLP

Chicago, Illinois
February 28, 2003

                              Management Assertion
                              --------------------


For the period of August 8, 2002 to December 31, 2002, the servicing of consumer automobile finance receivables owned by Household Automotive Trust 2002-2 has been conducted by Household Auto Finance, a division of Household Finance Corporation, in its capacity as subservicer for Household Finance Corporation, as Master Servicer, in compliance with the terms and conditions as set forth in Articles IV and V of the Master Sale and Servicing Agreement dated August 8, 2002, as supplemented.



/s/ TIM CONDON                              /s/ JOHN O'BRIEN
-----------------------------------         -----------------------------------
Tim Condon                                  John O'Brien
Chief Financial Officer-                    Group Director- Asset Management-
Household Auto Finance                      Household Auto Finance


February 28, 2003                           February 28, 2003
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Date                                        Date